Exhibit 10.1

FOURTH SUPPLEMENTAL AGREEMENT

THIS FOURTH SUPPLEMENTAL AGREEMENT, dated as of September 30, 2021 (this “Agreement”), by and between Acacia Research Corporation, a Delaware corporation (the “Company”), Merton Acquisition HoldCo LLC, a Delaware limited liability company and wholly-owned Subsidiary of the Company (“Merton”), certain other direct and indirect Subsidiaries of the Company, and Starboard Value LP (the “Designee”) on behalf of itself and on behalf of the funds and accounts under its management that as of the date hereof hold, or that will after the date hereof hold, Preferred Shares, Series A Warrants, Series B Warrants and/or Notes (each as defined in the Securities Purchase Agreement (as defined below)) (the “Starboard Funds”).

WHEREAS, the Company, the Designee and certain Starboard Funds have entered into, among others, that certain Securities Purchase Agreement, dated as of November 18, 2019 (the “Securities Purchase Agreement”);

WHEREAS, the Company, certain direct and indirect Subsidiaries of the Company and Starboard Value Intermediate Fund LP, in its capacity as the Collateral Agent (the “Collateral Agent”) have entered into that certain Pledge and Security Agreement, dated as of June 30, 2020, by the Company and Collateral Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”);

WHEREAS, the Company and certain direct and indirect Subsidiaries of the Company have entered into that certain Guaranty, dated as of June 30, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guaranty”) in favor of the Holders (as defined therein);

WHEREAS, certain direct and indirect Subsidiaries of the Company and the Collateral Agent have entered into that certain Stock Pledge Agreement, dated as of June 30, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Stock Pledge Agreement”);

WHEREAS, pursuant to the Securities Purchase Agreement, as supplemented by that certain Supplemental Agreement dated as of June 4, 2020 between the Company and the Designee on behalf of the Starboard Funds (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “First Supplemental Agreement”), that certain Exchange Agreement dated as of June 30, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Exchange Agreement”), that certain Second Supplemental Agreement dated as of March 31, 2021 between the Company, Merton, certain other direct and indirect Subsidiaries of the Company, the Designee on behalf of the Starboard Funds, and the Collateral Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Second Supplemental Agreement”) and that certain Third Supplemental Agreement dated as of June 30, 2021 between the Company, Merton, certain other direct and indirect Subsidiaries of the Company, the Designee on behalf of the Starboard Funds, and the Collateral Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Third Supplemental Agreement”): (i) on November 18, 2019 the Company issued to certain Starboard Funds an aggregate of 350,000 Preferred Shares and Series A Warrants to purchase an aggregate of 5,000,000 shares of Common Stock, (ii) on February 25, 2020 the Company issued to certain Starboard Funds Series B Warrants to purchase an aggregate of 100,000,000 shares of Common Stock, (iii) on June 4, 2020, the Company issued Notes (the “June 4 Notes”) to certain Starboard Funds in an aggregate principal amount of $115,000,000, (iv) on June 30, 2020, the Company and the Designee on behalf of the Starboard Funds agreed to exchange and replace the June 4 Notes for Notes issued by Merton in an aggregate principal amount of $115,000,000 (the “June 2020 Merton Notes”), (v) on March 31, 2021, the Company issued Notes (the “March 2021 Merton Notes”) to certain Starboard Funds in an aggregate principal amount of $50,000,000 and amended certain terms of the June 2020 Merton Notes and (vi) on June 30, 2021, the Company issued Notes (the “June 2021 Merton Notes” and, together with the June 2020 Merton Notes and the March 2021 Merton Notes, the “Existing Merton Notes”) to certain Starboard Funds in an aggregate principal amount of $30,000,000 and amended certain terms of the June 2020 Notes and the March 2021 Merton Notes;

WHEREAS, Merton has agreed to issue additional Notes (the “September 2021 Merton Notes” and, together with the Existing Merton Notes, the “Merton Notes”); and

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WHEREAS, the Company, Merton and the Designee on behalf of itself and the Holders have agreed to amend the Existing Merton Notes, the Securities Purchase Agreement, the Pledge and Security Agreement, the Guaranty, the Stock Pledge Agreement and certain other Transaction Documents as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants contained herein, the parties hereby agree as follows:

1.	Definitions. Unless otherwise specified herein, all capitalized terms used and not defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement, the First Supplemental Agreement, the Second Supplemental Agreement, the Third Supplemental Agreement and the Exchange Agreement, as applicable.

2.

Issuance of September 2021 Merton Notes.

a. New Issuance. Merton agrees to issue the September 2021 Merton Notes in favor of the Holders set forth in column (1) on Exhibit B in an aggregate principal amount of $35,000,000 in the form attached hereto as Exhibit A in the denominations as set forth in column (2) on Exhibit B. The aggregate purchase price for the September 2021 Merton Notes to be purchased by each Holder shall be the amount set forth opposite such Holder’s name in column (3) on Exhibit B. The parties hereby acknowledge and agree that (i) the September 2021 Merton Notes shall be deemed issued pursuant to the Securities Purchase Agreement and shall be deemed “Notes” with respect to all the Transaction Documents, including, without limitation, the First Supplemental Agreement, the Exchange Agreement, the Second Supplemental Agreement and the Third Supplemental Agreement, and (ii) the issuance of the September 2021 Merton Notes shall be deemed an “Additional Closing” with respect to all the Transaction Documents and, accordingly, the issuance of the September 2021 Merton Notes shall be subject to the satisfaction (or waiver in writing by the Company or the Starboard Funds, as applicable) of the applicable conditions set forth in Sections 6(c)(i) and (iii) of the Securities Purchase Agreement and Sections 7(c)(i), (ii), (iv), (v), (vi), (vii), (viii), (x), (xi), (xiv), (xv), (xvi), (xvii), (xviii) and (xix) of the Securities Purchase Agreement, including that the Company and Merton shall bring down all applicable representations and warranties set forth in Section 3 of the Securities Purchase Agreement to the date hereof (or, to the extent made as of a certain date, as of such date) and, for which purpose, all references to (i) the Notes and (ii) the Company in the Securities Purchase Agreement, shall be deemed to refer to (i) the September 2021 Merton Notes and (ii) the Company and Merton, respectively.

3.	Amendment to Securities Purchase Agreement.

	a.	In accordance with Section 9(e) of the Securities Purchase Agreement, the Company and the Designee representing the Required Holders (as defined in the Securities Purchase Agreement) hereby agree to amend the Securities Purchase Agreement, as set forth in this Section 3, which amendments shall be binding upon each Buyer and holder of Securities and the Company.

	b.	As of the execution and delivery of this Agreement by the Company and the Designee, the definition of “Transaction Documents” set forth in Section 3(b) of the Securities Purchase Agreement shall be amended to add this Agreement and the September 2021 Merton Notes, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, to such definition (in addition to any amendment to such definition pursuant to the First Supplemental Agreement, the Second Supplemental Agreement, the Third Supplement and the Exchange Agreement).

	c.	The Company hereby acknowledges and agrees that any Stockholder Notes to be issued to the Company’s stockholders (i) shall rank pari passu with or junior in right of payment to the Merton Notes, (ii) if secured, shall rank pari passu with or junior in right of security to the Liens on the Collateral securing the Merton Notes, (iii) cannot be guaranteed by any Person that does not also guarantee the Merton Notes and (iv) cannot be more favorable than the Merton Notes to the respective holders thereof.

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	d.	The parties hereby acknowledge and agree that the September 2021 Merton Notes shall be deemed issued pursuant to the Securities Purchase Agreement and shall be deemed “Notes” with respect to all the Transaction Documents, including, without limitation, the Pledge and Security Agreement, the Guaranty, the Stock Pledge Agreement, the First Supplemental Agreement, the Exchange Agreement, the Second Supplemental Agreement and the Third Supplemental Agreement, but not the Series B Warrants.

	e.	The parties hereby agree that notwithstanding anything to the contrary in the Securities Purchase Agreement, the total principal amount of Notes that may be issued under the Securities Purchase Agreement and that may be deemed to be issued under the Securities Purchase Agreement pursuant to the Exchange Agreement and/or this Agreement shall not exceed the sum of (i) $365,000,000 and (ii) the principal amount of the Merton Notes that are outstanding immediately after the issuance of the September 2021 Merton Notes.

4.

Amendment to First Supplemental Agreement. In accordance with Section 16 of the First Supplemental Agreement, the Company and the Designee hereby agree that all references in Section 6 of the First Supplemental Agreement to “SPA Notes” shall include a reference to the Merton Notes, mutatis mutandis.

5.

No Amendment to the Series B Warrants. For the avoidance of doubt, the Company and the Designee representing the Required Holders (as defined in the Series B Warrants) hereby agree that the September 2021 Merton Notes shall not be able to be tendered pursuant to a Note Cancellation (as defined in the Series B Warrants) under the Series B Warrants.

6.

Agreement regarding Registration Rights Agreement. In accordance with Section 11 of the Registration Rights Agreement, the Company and the Designee representing the Required Holders (as defined in the Registration Rights Agreement) hereby agree that, notwithstanding anything to the contrary in the Securities Purchase Agreement and the Registration Rights Agreement, the Merton Notes shall not be considered “Notes” as defined in the Registration Rights Agreement. All references herein to the Registration Rights Agreement shall mean the Registration Rights Agreement as such term is defined in the Securities Purchase Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

7.

Amendment of Existing Merton Notes. The Company, Merton and the Designee on behalf of the Starboard Funds representing the Required Holders (as defined in the Existing Merton Notes) agree to amend the terms of the Existing Merton Notes as follows:

	a.	Definition of Maturity Date. The definition of the term “Maturity Date” set forth in Section 1 of the Existing Merton Notes is amended and replaced by the following: “December 1, 2021”.

8.	Satisfaction of Conversion Right. Notwithstanding anything to the contrary in the Certificate of Designations, the Company and the Designee on behalf of itself and the Starboard Funds hereby acknowledge and agree that delivery of Merton Notes shall satisfy the delivery of Exchange Notes pursuant to Section 16 of the Certificate of Designations.

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9.	Representations and Warranties.

	a.	The Designee represents and warrants to the Company, and each of the Company, Merton and each other direct and indirect Subsidiaries of the Company party hereto, represents and warrants to the Designee and the Starboard Funds holding the Merton Notes in accordance with this Agreement, that, as of the date hereof: (i) such Person is an entity duly organized and validly existing under the laws of the jurisdiction of its formation, has the requisite power and authority to execute and deliver this Agreement and to carry out and perform all of its obligations under the terms of this Agreement; (ii) this Agreement has been duly executed and delivered on behalf of such Person, and this Agreement constitutes the valid and legally binding obligation of such Person enforceable against such Person in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies; (iii) the execution, delivery and performance by such Person of this Agreement and the consummation by such Person of the transactions contemplated hereby will not (1) result in a violation of the organizational documents of such Person, (2) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Person is a party, or (3) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Person, except in the case of clause (2) and (3) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Person to perform its obligations hereunder; and (iv) the Designee has the requisite authority to execute this Agreement on behalf of the Required Holders (as defined in the applicable Transaction Documents).

	b.	In addition, the Company hereby represents and warrants to the Designee and the Starboard Funds holding the Merton Notes, that, as of the date hereof and as of the date of the consummation of the transactions contemplated hereby: (i) the Board of Directors of the Company approved the resolutions set forth in Schedule A attached hereto; (ii) no Subsidiary, other than Acacia Research Group LLC (“ARG”), has any (a) Material Claims or Liabilities, whether direct or indirect, absolute, accrued or contingent, that would be required to be reflected on a balance sheet prepared with respect to such Person on a stand-alone basis in accordance with GAAP, (b) unusual forward or long-term commitments, (c) unrealized or anticipated losses from any unfavorable commitments, (d) contracts or commitments, including leases or with employees, except as set forth on Schedule B attached hereto, which, for purposes of the Merton Notes, shall not be a breach of Section 10 (g)(i)(3) thereof; or (e) litigation, arbitration or dispute, including regarding tax (clause (a) to and including clause (e) are collectively referred to herein as “Obligations”), other than legal and professional fees and royalty sharing arrangements, and related contracts or commitments, accrued in the ordinary course of the patent assertion business, and, in the case of (e), litigation with respect to such Subsidiaries as plaintiffs in Intellectual Property litigation, (iii) neither the Company nor Merton or any of their respective Subsidiaries has any knowledge of any event, circumstance or information that would give rise to a reasonable basis for the assertion against any Subsidiary, other than ARG, of any future Obligations material to such Subsidiary on a stand-alone basis, (iv) to the Company’s knowledge, no Subsidiary, other than ARG, has conducted any business or operations or has had any liabilities or obligations or owned any asset or been party to any agreement during the last five (5) years, or, since such Subsidiary has been formed if such Subsidiary was formed within the last five (5) years, other than their ordinary course activities of purchasing and licensing intellectual property and liabilities incidental to such activities and, in the case of AMO Holdco LLC, Viamet Holdco LLC, Malin J1 Limited and Maudlin Holdings LLC, those assets listed on Schedule F hereto and those agreements listed on Schedule F, other than their ordinary course activities of holding such assets incidental to such activities; and (v) the Subsidiaries listed on Schedule C attached hereto, represent all Material Subsidiaries (as defined below) of the Company. As used herein, (i) “Material Subsidiary” means any Subsidiary of the Company that, (x) had total revenues for the twelve (12) month period ended December 31, 2020 that were equal to, or more than, 1% of the consolidated revenues of the Company and its Subsidiaries or (y) as of December 31, 2020 held 1% or more of the consolidated assets of the Company and its Subsidiaries, (ii) “Material Claims or Liabilities” means claims or liabilities to third parties greater than $1 million, and (iii) “Company’s Knowledge” means the actual knowledge or belief of Clifford Press, Marc Booth, Richard Rosenstein, Jason Sonsini, Jennifer Graff or Nadereh Russell.

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10.	Fees and Expenses. The Company shall within three (3) Business Days of the date hereof reimburse the Designee or its designee(s) for all reasonable and documented costs and expenses incurred in connection with the transactions contemplated hereby (including all legal fees and disbursements in connection therewith, documentation and implementation of the transactions contemplated hereby).

11.	[Reserved].

12.	Indemnification. In consideration of the Designee’s execution and delivery of this Agreement and in addition to all of the Company’s other obligations under this Agreement and the other Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Designee, each Starboard Fund and each other holder of the Securities and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”), as incurred, from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement, any other Transaction Document or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement, any other Transaction Document or any other certificate, instrument or document contemplated hereby or thereby, (c) any cause of action, suit or claim brought or made against such Indemnitee by the Company or a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of this Agreement, any other Transaction Document or any other certificate, instrument or document contemplated hereby or thereby or any advice or assistance provided to or on behalf of the Company by any Indemnitee at the request of the Company, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, or (iii) the status of such Buyer or holder of the Securities as an investor in the Company pursuant to the transactions contemplated by this Agreement and any of the other Transaction Documents. For the avoidance of doubt, the indemnification set forth in this Section 11 is intended to apply, and shall apply, to direct claims asserted by the Designee or any Starboard Fund against the Company as well as any third party claims asserted by an Indemnitee (other than the Designee or a Starboard Fund) against the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 13 shall be the same as those set forth in Section 7 of the Registration Rights Agreement.

13.	Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof to the fullest extent enforceable under applicable law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

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14.	Counterparts; Headings. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

15.	Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

16.	Amendments. Any amendments or modifications hereto must be executed in writing by all parties hereto.

17.	Amendment to Pledge and Security Agreement. In accordance with Section 10(a) of the Pledge and Security Agreement, the Company and the Collateral Agent hereby agree as follows:

	a.	Following the issuance of the September 2021 Merton Notes, the fourth WHEREAS clause is hereby amended and restated in its entirety as follows:

“WHEREAS, pursuant to the Securities Purchase Agreement, certain Buyers purchased from Merton certain senior secured notes issued on June 30, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “June 2021 Notes”), in an original aggregate principal amount of $30,000,000;”

	b.	Following the issuance of the September 2021 Merton Notes, the following WHEREAS clause shall be inserted immediately after the fourth WHEREAS clause and immediately prior to the fifth WHEREAS clause immediately prior to the effectiveness of this Agreement:

“WHEREAS, pursuant to the Securities Purchase Agreement, certain Buyers purchased from Merton certain senior secured notes issued on September 30, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “September 2021 Notes” and, together with the June 30 Notes, the March 31 Notes and the June 2021 Notes, collectively, the “Notes”), in an original aggregate principal amount of $35,000,000;”

	c.	After giving effect to this Agreement, Schedule VIII of the Pledge and Security Agreement shall be replaced in its entirety with Schedule D to this Agreement.

18.	Amendment to Guaranty. In accordance with Section 11(b) of the Guaranty, the Guarantors and the Designee on behalf of the Required Holders (as defined in the Merton Notes) hereby agree as follows:

	a.	Following the issuance of the September 2021 Merton Notes, the fourth WHEREAS clause is hereby amended and restated in its entirety as follows:

“WHEREAS, pursuant to the Securities Purchase Agreement, certain Buyers purchased from Merton certain senior secured notes issued on June 30, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “June 2021 Notes”), in an original aggregate principal amount of $30,000,000;”

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	b.	Following the issuance of the September 2021 Merton Notes, the following WHEREAS clause shall be inserted immediately after the fourth WHEREAS clause and immediately prior to the fifth WHEREAS clause immediately prior to the effectiveness of this Agreement:

“WHEREAS, pursuant to the Securities Purchase Agreement, certain Buyers purchased from Merton certain senior secured notes issued on September 30, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “September 2021 Notes” and, together with the June 30 Notes, the March 31 Notes and the June 2021 Notes, collectively, the “Notes”), in an original aggregate principal amount of $35,000,000;”

19.	Amendment to Stock Pledge Agreement. In accordance with Section 15(a) of the Stock Pledge Agreement, the Company and the Collateral Agent hereby agree as follows:

	a.	Following the issuance of the September 2021 Merton Notes, the fourth WHEREAS clause is hereby amended and restated in its entirety as follows:

“WHEREAS, pursuant to the Securities Purchase Agreement, certain Buyers purchased from Merton certain senior secured notes issued on June 30, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “June 2021 Notes”), in an original aggregate principal amount of $30,000,000;”

	b.	Following the issuance of the September 2021 Merton Notes, the following WHEREAS clause shall be inserted immediately after the fourth WHEREAS clause and immediately prior to the fifth WHEREAS clause immediately prior to the effectiveness of this Agreement:

“WHEREAS, pursuant to the Securities Purchase Agreement, certain Buyers purchased from Merton certain senior secured notes issued on September 30, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “September 2021 Notes” and, together with the June 30 Notes, the March 31 Notes and the June 2021 Notes, collectively, the “Notes”), in an original aggregate principal amount of $35,000,000;”

	c.	After giving effect to this Agreement and the Stock Pledge Supplement, Schedule I of the Stock Pledge Agreement shall be replaced in its entirety with Schedule E to this Agreement.

20.

Security Documents. Notwithstanding anything to the contrary in any other Transaction Document (other than Section 10 of the Notes), the parties hereto hereby agree and acknowledge that as of the date hereof (after giving effect to this Agreement and that certain Supplement No. 4 to the Stock Pledge Agreement, dated as of the date hereof, by Mauldin Holdings LLC and Merton Healthcare Holdco II LLC, in favor of the Collateral Agent) that the Company and the following Subsidiaries shall be party to the Security Documents as follows:

	a.	With respect to the Security and Pledge Agreement, (i) the Company, (ii) Merton and (iii) Merton Oxford Holdings LLC.

	b.	With respect to the Guaranty, (i) the Company, (ii) Merton and (iii) Merton Oxford Holdings LLC.

	c.	With respect to the Stock Pledge Agreement, (i) Acacia Research Group LLC, (ii) Advanced Skeletal Innovations LLC, (iii) Saint Lawrence Communications LLC, (iv) Viamet HoldCo LLC, (v) AMO Holdco LLC, (vi) Acacia Corporate Development Investment LLC, (vii) In-Depth Test LLC, (viii) Pixel Acquisition Holdco LLC, (ix) Merton Healthcare Holdco I LLC (f/k/a Merton AMW Healthcare Holdco LLC), (x) Maudlin Holdings LLC and (xi) Merton Healthcare Holdco II LLC; provided, the Company shall not be party to the Stock Pledge Agreement.

21.	Perfection Certificate. The Company hereby agrees to deliver that certain Perfection Certificate, dated as of the date hereof, for (i) Maudlin Holdings LLC and (ii) Merton Healthcare Holdco II LLC.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

COMPANY:

ACACIA RESEARCH CORPORATION

By:	/s/ Clifford Press
Name:	Clifford Press
Title:	Chief Executive Officer

MERTON:

MERTON ACQUISITION HOLDCO LLC

By:	/s/ Clifford Press
Name:	Clifford Press
Title:	Chief Executive Officer

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ACACIA RESEARCH GROUP LLC

By:	/s/ Marc Booth
Name: Marc Booth
Title: Chief Executive Officer

MERTON OXFORD HOLDINGS LLC

By:	Clifford Press
Name: Clifford Press
Title: Chief Executive Officer

SAINT LAWRENCE COMMUNICATIONS LLC

By:	/s/ Marc Booth
Name: Marc Booth
Title: Chief Executive Officer

ADVANCED SKELETAL INNOVATIONS LLC

By:	/s/ Marc Booth
Name: Marc Booth
Title: Chief Executive Officer

VIAMET HOLDCO LLC

By:	/s/ Marc Booth
Name: Marc Booth
Title: Chief Executive Officer

AMO HOLDCO LLC

By:	Clifford Press
Name: Clifford Press
Title: Chief Executive Officer

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ACACIA CORPORATE DEVELOPMENT INVESTMENT LLC

By:	/s/ Marc Booth
Name: Marc Booth
Title: Chief Executive Officer

IN-DEPTH TEST LLC

By:	/s/ Marc Booth
Name: Marc Booth
Title: Chief Executive Officer

PIXEL ACQUISITION HOLDCO LLC

By:	/s/ Clifford Press
Name: Clifford Press
Title: Chief Executive Officer

MERTON HEALTHCARE HOLDCO I LLC (f/k/a MERTON AMW HEALTHCARE HOLDCO LLC)

By:	/s/ Marc Booth
Name: Marc Booth
Title: Chief Executive Officer

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

DESIGNEE:

STARBOARD VALUE LP

By:	/s/ Jeffrey C. Smith
Name:	Jeffrey C. Smith
Title:	Authorized Signatory

COLLATERAL AGENT:

STARBOARD VALUE INTERMEDIATE FUND LP

By:	/s/ Jeffrey C. Smith
Name:	Jeffrey C. Smith
Title:	Authorized Signatory

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Exhibit A

Form of September 2021 Merton Note

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL SELECTED BY THE HOLDER, IN A FORM REASONABLY SATISFACTORY TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS ELIGIBLE TO BE SOLD OR SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3 AND 13(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE MAY BE LESS THAN THE AMOUNT SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3 OF THIS NOTE.

Merton Acquisition HoldCo LLC

SENIOR SECURED NOTE

Issuance Date: September [●], 2021	Original Principal Amount: U.S. $[●]

FOR VALUE RECEIVED, Merton Acquisition HoldCo LLC, a Delaware limited liability company (the “Company”), hereby promises to pay to [●] or registered assigns (the “Holder”) in cash the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Payment Date (as defined below), the Maturity Date, acceleration, redemption or otherwise (in each case in accordance with the terms hereof). This Senior Secured Note (including all Senior Secured Notes issued in exchange, transfer or replacement hereof, this “Note”) is issued pursuant to Section 2 of that certain Fourth Supplemental Agreement, dated as of September 30, 2021, by and among Parent Guarantor, the Company and Starboard Value LP (the “Fourth Supplemental Agreement”), on an Additional Closing Date that is the Issuance Date (collectively, the “Notes” and such other Senior Secured Notes, the “Other Notes”). Certain capitalized terms used herein are defined in Section 27.

(1)               PAYMENTS OF PRINCIPAL; PREPAYMENT. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, any accrued and unpaid Interest and any accrued and unpaid Late Charges (as defined in Section 19(b)) on such Principal and Interest. The “Maturity Date” shall be December 1, 2021. Other than as specifically permitted or required by this Note, the Supplemental Agreement and the Exchange Agreement, the Company or the Parent Guarantor may not prepay any portion of the outstanding Principal, accrued and unpaid Interest or accrued and unpaid Late Charges on Principal and Interest, if any.

(2)               INTEREST. Interest on this Note shall commence accruing on the Issuance Date at the Interest Rate and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable semi-annually in arrears on each November 15 and May 15 after the Issuance Date, provided that if any such date falls on a day that is not a Business Day, the next day that is a Business Day (each, an “Interest Payment Date”), to the Holder of record at the close of business on the preceding November 1 and May 1 (even if such day is not a Business Day) (each, an “Interest Record Date”). Interest shall be payable on each Interest Payment Date, to the record holder of this Note on the applicable Interest Record Date, in cash, by wire transfer of immediately available funds pursuant to wire instructions provided by the Holder in writing to the Company. Prior to the payment of Interest on an Interest Payment Date, Interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Redemption Amount on each Redemption Date. From and after the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to ten percent (10.0%) per annum. In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided, that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default; provided, further, that for the purpose of this Section 2, such Event of Default shall not be deemed cured unless and until any accrued and unpaid Interest shall be paid to the Holder, including, without limitation, Interest accrued at the increased rate of ten percent (10.0%) per annum.

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(3)               REGISTRATION; BOOK-ENTRY. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the Principal amount of the Notes (and stated interest thereon) held by such holders (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of Principal and Interest, if any, hereunder, notwithstanding notice to the contrary. A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a request to assign or sell all or part of any Registered Note by the Holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate Principal amount as the Principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 12. Notwithstanding anything to the contrary in this Section 3, the Holder may assign the Note or any portion thereof to an Affiliate of the Holder or a Related Fund of the Holder without delivering a request to assign or sell such Note to the Company and the recordation of such assignment or sale in the Register; provided, that (x) the Company may continue to deal solely with such assigning or selling Holder unless and until the Holder has delivered a request to assign or sell such Note or portion thereof to the Company for recordation in the Register; (y) the failure of such assigning or selling Holder to deliver a request to assign or sell such Note or portion thereof to the Company shall not affect the legality, validity, or binding effect of such assignment or sale and (z) such assigning or selling Holder shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register (the “Related Party Register”) comparable to the Register on behalf of the Company, and any such assignment or sale shall be effective upon recordation of such assignment or sale in the Related Party Register. Notwithstanding anything to the contrary set forth herein, upon redemption of any portion of this Note in accordance with the terms hereof or cancellation of any portion of this Note in accordance with Section 26, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Redemption Amount represented by this Note is being redeemed or cancelled, in which case the Holder shall deliver such certificate to the Company as soon as reasonably practicable following such redemption or cancellation or (B) the Holder has provided the Company with prior written notice requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal, Interest and Late Charges, if any, redeemed and/or cancelled and the dates of such redemptions and/or cancellations or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon redemption or cancellation. If the Company does not update the Register to record such Principal, Interest and Late Charges paid and the dates of such payments and cancellations within two (2) Business Days of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence.

(4)               RIGHTS UPON EVENT OF DEFAULT.

(a)   Event of Default. Each of the following events shall constitute an “Event of Default” and each of the events in clauses (iv) and (v) shall constitute a “Bankruptcy Event of Default”:

(i) the failure of the applicable Registration Statement required to be filed pursuant to the Registration Rights Agreement to be filed or declared effective within the applicable time period specified in the Registration Rights Agreement, or, at any time while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to any holder of the Notes for sale of all of such holder’s Registrable Securities in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive Trading Days or for more than an aggregate of fifteen (15) Trading Days in any 365-day period (other than days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

(ii) the Company’s failure to pay to the Holder any amount of Principal, Interest, Late Charges, Redemption Price or other amounts when and as due under this Note or any other Transaction Document, except, in the case of a failure to pay Interest and/or Late Charges when and as due, in which case only if such failure continues for a period of at least an aggregate of two (2) Business Days;

(iii) any acceleration or default-triggered redemption or conversion prior to maturity of any Indebtedness or preferred equity of the Parent Guarantor and/or any of its Subsidiaries in an aggregated principal amount and/or stated amount in excess of $10,000,000;

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(iv) the Parent Guarantor or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Parent Guarantor or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Parent Guarantor or any of its Subsidiaries or (C) orders the liquidation of the Parent Guarantor or any of its Subsidiaries;

(vi) one or more judgments, orders or awards for the payment of money aggregating (above any insurance coverage or indemnity from a credit worthy party so long as the Parent Guarantor provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment, order or award is covered by insurance or an indemnity and the Parent Guarantor will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment, order or award) in excess of $20,000,000 are rendered against the Parent Guarantor or any of its Subsidiaries and which judgments, orders or awards are not, within thirty (30) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay;

(vii) other than as specifically set forth in another clause of this Section 4(a), the Parent Guarantor or any of its Subsidiaries breaches any representation, warranty, covenant or other term or condition set forth in this Note, except, in the case of a breach of a covenant or other term or condition of any such agreement which is curable, only if such breach continues for a period of at least an aggregate of twenty (20) days;

(viii) if the Holder is a Designee, other than as specifically set forth in another clause of this Section 4(a), the Parent Guarantor or any of its Subsidiaries breaches any representation, warranty, covenant or other term or condition set forth in Sections 3(b), 3(c), 3(d), 3(e), 3(i), 3(j), 3(k), 3(l), 3(p), 3(q), 3(r), 3(v), 3(ee), 3(ii), 3(mm), 3(nn), 3(qq), 4(v) or 4(z) of the Securities Purchase Agreement, except, in the case of a breach of a covenant or other term or condition of any such agreement which is curable, only if such breach continues for a period of at least an aggregate of thirty (30) days;

(ix) any breach or failure in any respect to comply with Section 10 of this Note, except, in the case of a breach or a failure which is curable, only if such breach continues for a period of at least an aggregate of thirty (30) days;

(x) any material provision of any Security Document (as determined by the Collateral Agent) shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Parent Guarantor or any Subsidiary intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Parent Guarantor or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Parent Guarantor or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Security Document;

(xi) any Security Document or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the holders of the Notes on any Collateral purported to be covered thereby;

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(xii) any bank at which any deposit account, blocked account, or lockbox account of the Parent Guarantor or any Subsidiary is maintained shall fail to comply with any material term of any deposit account, blocked account, lockbox account or similar agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of the Parent Guarantor or any Subsidiary shall fail to comply with any of the terms of any investment property control agreement to which such Person is a party (it being understood that only accounts pursuant to which the Collateral Agent has requested account control agreements should be subject to this clause (xii));

(xiii) a false or inaccurate certification (including a false or inaccurate deemed certification) by the Company as to whether any Event of Default has occurred;

(xiv) the Parent Guarantor fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the Holder upon conversion or exercise (as the case may be) of any Securities (as defined in the Securities Purchase Agreement) acquired by the Holder under the Securities Purchase Agreement as and when required by such Securities, the Certificate of Designations or the Securities Purchase Agreement, unless otherwise then prohibited by applicable federal securities laws, and any such failure remains uncured for at least five (5) consecutive Trading Days;

(xv) the Company or the Parent Guarantor becomes an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended;

(xvi) (A) the suspension of the Common Stock from trading on an Eligible Market for a period of five (5) consecutive Trading Days or for more than an aggregate of fifteen (15) Trading Days in any 365-day period or (B) the failure of the Common Stock to be listed on an Eligible Market;

(xvii) at any time following the fifth (5th) consecutive Business Day after an Authorized Share Failure (as defined in the Series B Warrants), except, solely with respect to the first occurrence of an Authorized Share Failure hereunder, to the extent the Parent Guarantor is complying with the terms set forth in Section 1(h) of the Series B Warrants;

(xviii) the Parent Guarantor does not directly or indirectly own 100% of the Equity Interests of the Company;

(xix) any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes;

(xx) any Event of Default (as defined in the Additional Notes) occurs with respect to any Additional Notes;

(xxi) any breach by the Parent Guarantor or any of its Subsidiaries, including, without limitation, the Company, of any provision, or the failure to satisfy any condition to the waiver, of that certain side letter dated as of September 30, 2021 by and among the Parent Guarantor, the Company and certain other direct and indirect Subsidiaries of the Parent Guarantor, Starboard Value LP on behalf of itself and on behalf of certain of the funds and accounts under its management described therein, and Starboard Value Intermediate Fund LP, in its capacity as the Collateral; or

(xxii) the failure to deliver the certificate as required by Section 10(h).

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(b)   Redemption Right. At any time after the earlier of the Holder’s receipt of an Event of Default Notice (as defined in Section 10(e)) and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem (an “Event of Default Redemption”) all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to require the Company to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company in cash by wire transfer of immediately available funds at a price equal to the Redemption Amount being redeemed (the “Event of Default Redemption Price”). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 8. To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. The Company and the Holder agree that in the event of the Company’s redemption of any portion of the Note under this Section 4(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

(c)   Mandatory Redemption upon Bankruptcy Event of Default. Notwithstanding anything to the contrary herein, upon any Bankruptcy Event of Default, whether occurring prior to or following the Maturity Date, the Company shall immediately pay to the Holder an amount in cash representing the applicable Event of Default Redemption Price, without the requirement for any notice or demand or other action by the Holder or any other Person; provided that the Holder may, in its sole and absolute discretion, waive such right to receive payment upon a Bankruptcy Event of Default, in whole or in part, and any such waiver shall not affect any other rights of the Holder hereunder, including any other rights in respect of such Bankruptcy Event of Default and any right to payment of the Event of Default Redemption Price or any other Redemption Price, as applicable. Redemptions required by this Section 4(c) shall be made in accordance with the provisions of Section 8.

(5)               RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

(a)   Assumption. Upon the occurrence or consummation of any Fundamental Transaction with respect to the Company or the Parent Guarantor, and it shall be a required condition to the occurrence or consummation of any Fundamental Transaction that, the Company or the Parent Guarantor, as applicable, and the Successor Entity or Successor Entities, jointly and severally, shall succeed to the Company or the Parent Guarantor, as applicable, and the Company or the Parent Guarantor, as applicable, shall cause any Successor Entity or Successor Entities to jointly and severally succeed to the Company or the Parent Guarantor, as applicable, and be added to the term “Company” or “Parent Guarantor,” as applicable, under this Note (so that from and after the occurrence or consummation of such Fundamental Transaction, each and every provision of this Note referring to the “Company” or the “Parent Guarantor,” as applicable, shall refer instead to each of the Company or the Parent Guarantor, as applicable, and the Successor Entity or Successor Entities, jointly and severally), and the Successor Entity or Successor Entities, jointly and severally with the Company or the Parent Guarantor, as applicable, may exercise every right and power of the Company or the Parent Guarantor, as applicable, prior thereto and the Successor Entity or Successor Entities shall assume all of the obligations of the Company or the Parent Guarantor, as applicable, prior thereto under this Note with the same effect as if the Company or the Parent Guarantor, as applicable, and such Successor Entity or Successor Entities, jointly and severally, had been named as the Company or the Parent Guarantor, as applicable, in this Note. The provisions of this Section 5(a) shall apply similarly and equally to successive Fundamental Transactions.

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(b)   Redemption Right. Not less than ten (10) days prior to the consummation of a Change of Control, the Company shall deliver written notice thereof to the Holder (a “Change of Control Notice”) setting forth a description of such transaction in reasonable detail and the anticipated date of the consummation of such Change of Control if then known. At any time during the period beginning on the earliest to occur of (x) the public announcement of any oral or written agreement by the Parent Guarantor or any of its Subsidiaries, upon consummation of which the transaction contemplated thereby would reasonably be expected to result in a Change of Control, (y) the Holder’s receipt of a Change of Control Notice, and (z) the consummation of such transaction which results in a Change of Control, and ending twenty-five (25) Trading Days after the date of the consummation of such Change of Control, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (a “Holder Change of Control Redemption Notice”) to the Company, which Holder Change of Control Redemption Notice shall indicate the Redemption Amount the Holder is electing to require the Company to redeem. Within ten (10) days before or after the applicable Change of Control, the Company may redeem (a “Company Change of Control Redemption”) all but not less than all of this Note by delivering written notice (a “Company Change of Control Redemption Notice” and, together with a Holder Change of Control Redemption Notice, a “Change of Control Redemption Notice”) to the Holder, which Company Change of Control Redemption Notice shall indicate the Redemption Amount that is subject to such Company Change of Control Redemption; provided, that a Company Change of Control Redemption shall only be permitted with respect to a Change of Control in which one hundred percent (100%) of the Equity Interests of the Company is purchased for cash and/or Cash Equivalents. If the Company elects to cause a Company Change of Control Redemption pursuant to this Section 5(b), then it must simultaneously take the same action with respect to all Other Notes and Additional Notes then outstanding. The portion of this Note subject to redemption pursuant to this Section 5(b) shall be redeemed by the Company in cash by wire transfer of immediately available funds at a price equal to the sum of (A) the Redemption Amount of the Notes being redeemed and (B) the Make-Whole Amount (the “Change of Control Redemption Price”). Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 8 and shall have priority to payments to stockholders in connection with a Change of Control. To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 5(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 5(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

(6)               [Reserved]

(7)               NONCIRCUMVENTION. Each of the Company and the Parent Guarantor hereby covenants and agrees that such Person will not, by amendment of its Articles of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder.

(8)               REDEMPTIONS.

(a)   Mechanics. The Company shall deliver the applicable Event of Default Redemption Price to the Holder within three (3) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice; provided that upon a Bankruptcy Event of Default, the Company shall deliver the applicable Event of Default Redemption Price in accordance with Section 4(c) (as applicable, the “Event of Default Redemption Date”). If the Holder or the Company has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder (i) concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and (ii) within three (3) Business Days after the delivery to the Company or the Holder, as applicable, of such notice otherwise (such date, the “Change of Control Redemption Date”). The Company shall pay the applicable Redemption Price to the Holder in cash by wire transfer of immediately available funds pursuant to wire instructions provided by the Holder in writing to the Company on the applicable due date. In the event of a redemption of less than all of the Redemption Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 13(d)) representing the outstanding Principal which has not been redeemed and any accrued Interest on such Principal which shall be calculated as if no Redemption Notice has been delivered. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Redemption Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid. Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Redemption Amount and (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 13(d)) to the Holder representing such Redemption Amount to be redeemed. The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of any amount, including Late Charges, which have accrued prior to the date of such notice with respect to the Redemption Amount subject to such notice.

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(b)   Redemption by Other Holders. Upon the Company’s or the Parent Guarantor’s receipt of notice from or on behalf of any of the holders of the Other Notes or the Additional Securities, if any, for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) or Section 5(b) or pursuant to analogous provisions set forth in the Other Notes, the Additional Notes or the Certificate of Designations (each, an “Other Redemption Notice”), the Company or the Parent Guarantor (as applicable) shall promptly, but no later than one (1) Business Day of its receipt thereof, forward to the Holder a copy of such notice. If the Company or the Parent Guarantor receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to such Person’s receipt of the Holder’s Redemption Notice and ending on and including the date which is three (3) Business Days after such Person’s receipt of the Holder’s Redemption Notice and the Company is unable to redeem the entire Redemption Prices and such other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from the Holder and each holder of the Other Notes and the Additional Securities, if any, based on the Principal amount of this Note, the principal amount of the Other Notes and the Additional Notes and/or the Stated Value of the Series A Preferred Shares submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company or the Parent Guarantor during such seven (7) Business Day period.

(9)             SECURITY. This Note and the Other Notes are secured to the extent and in the manner set forth in the Security Documents.

(10)           COVENANTS.

(a)   Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(i) The Parent Guarantor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock and the Parent Guarantor shall not permit any of its Subsidiaries to issue any shares of Preferred Stock; provided, however, such limitations shall not apply to (collectively, “Permitted Debt”):

(1) the Incurrence by the Parent Guarantor or any of its Subsidiaries of Indebtedness under any Credit Facilities in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) $100.0 million and (ii) the Available Amount Basket;

(2) the Incurrence by the (i) Company of Indebtedness represented by the Notes, Other Notes and the Additional Company Notes, (ii) Parent Guarantor of Indebtedness represented by the Additional Parent Guarantor Notes and (iii) Guarantors of Indebtedness represented by the Guarantees issued with respect to the Notes, Other Notes and the Additional Notes;

(3) Indebtedness, Disqualified Stock and Preferred Stock existing on the Subscription Date and Series A Preferred Shares issued pursuant to the Securities Purchase Agreement (other than Indebtedness described in clause (1) of this Section 10(a)(i));

(4) Indebtedness with respect to all obligations and liabilities, contingent or otherwise, in respect of letters of credit, acceptances and similar facilities incurred in the ordinary course of business, including, without limitation, letters of credit and bank guarantees issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within thirty (30) days following such drawing;

(5) Indebtedness arising from agreements of the Company or a Guarantor providing for indemnification, adjustment of purchase price, deferred purchase price, earn-out or similar obligations, in each case, Incurred in connection with any acquisition or disposition of any business, assets or a Subsidiary of the Parent Guarantor or assumed, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that any such payment shall be deemed to be an Investment;

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(6) Indebtedness of the Parent Guarantor to the Company or a Guarantor; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Guarantor ceasing to be a Guarantor or any other subsequent transfer of any such Indebtedness (except to a Guarantor or the Company) shall be deemed, in each case to be an Incurrence of such Indebtedness;

(7) shares of Preferred Stock of the Company or a Guarantor issued to the Company or a Guarantor; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in the Company or any Guarantor that holds such shares of Preferred Stock of another Guarantor ceasing to be a Guarantor or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Guarantor) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(8) Indebtedness of the Company or a Guarantor to the Company or another Guarantor; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Guarantor lending such Indebtedness ceasing to be a Guarantor or any other subsequent transfer of any such Indebtedness (except to the Company or another Guarantor) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(9) obligations in respect of self-insurance and obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and similar instruments and performance and completion guarantees and similar obligations provided by the Parent Guarantor or any Subsidiary, in each case, incurred in the ordinary course of business;

(10) any guarantee or co-issuance by the Company or a Guarantor of Indebtedness or other obligations of the Company or any Guarantor so long as the Incurrence of such Indebtedness or other obligations by the Company or such Guarantor is not prohibited under the terms of this Note; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes and the Additional Notes or the Guarantee of such Guarantor, as applicable, any such guarantee or co-issuance of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the Notes and Additional Notes substantially to the same extent as such Indebtedness is subordinated to the Notes and Additional Notes or the Guarantee of such Guarantor, as applicable;

(11) the Incurrence by the Company or any Guarantor of Indebtedness or Disqualified Stock or Preferred Stock of a Guarantor which serves to refund, refinance, replace, renew, extend or defease any Indebtedness, Disqualified Stock or Preferred Stock Incurred as permitted under clauses (2), (3) and (11) of this Section 10(a)(i) or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including lender premiums), defeasance costs, accrued interest, fees and expenses in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced, replaced, renewed, extended or defeased;

(B) has a Stated Maturity which is no earlier than ninety one (91) days after the Maturity Date;

(C) to the extent such Refinancing Indebtedness refinances (x) Indebtedness junior to the Notes and the Additional Notes or the Guarantee of such Guarantor, as applicable, such Refinancing Indebtedness is junior to the Notes and the Additional Notes or the Guarantee of such Guarantor, as applicable, or (y) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock; and

(D) is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing;

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(12) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished within ten (10) Business Days of its Incurrence;

(13) Indebtedness of the Company or any Guarantor consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(14) Indebtedness of the Company or any Guarantor Incurred in the ordinary course of business under guarantees of Indebtedness of suppliers, licensees, franchisees or customers;

(15) to the extent constituting Indebtedness, obligations in respect of (A) customer deposits and advance payments received in the ordinary course of business, (B) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business and (C) any customary cash management, cash pooling or netting or setting off arrangements or automatic clearinghouse arrangements in the ordinary course of business;

(16) Indebtedness to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent Guarantor permitted by this Note;

(17) Indebtedness in connection with a Qualified Receivables Financing;

(18) the incurrence of contingent liabilities arising out of endorsements of checks, drafts and other similar instruments for deposit or collection in the ordinary course of business;

(19) Indebtedness of the Parent Guarantor and its Subsidiaries, to the extent the net proceeds thereof are promptly used to purchase all of this Note, the Other Notes and the Additional Notes in connection with a Change of Control;

(20) Indebtedness incurred by the Company or any Guarantor; provided, that (i) the net proceeds of such Indebtedness will be used to prepay other outstanding Indebtedness of the Company or any Guarantor and (ii) such Indebtedness is thereafter promptly assumed, retired or otherwise repaid by a Person (other than the Parent Guarantor or any Subsidiary) and upon such assumption, retirement or other repayment, such Indebtedness is non-recourse to the Parent Guarantor or any Subsidiary;

(21) Indebtedness in respect of an acquisition permitted hereunder, which Indebtedness is not incurred in connection with such acquisition by the Parent Guarantor or any Subsidiary in contemplation of such acquisition and such Indebtedness is existing at the time such Person becomes a Subsidiary of the Parent Guarantor or a Guarantor (other than Indebtedness incurred solely in contemplation of such Person becoming a Subsidiary of the Parent Guarantor or a Guarantor), in an aggregate principal amount outstanding at any time not to exceed $20.0 million; and

(22) Indebtedness in respect of margin loans not to exceed $10,000,000 in the aggregate.

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(ii) For purposes of determining compliance with this Section 10(a), in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of Permitted Debt, the Company and Parent Guarantor shall, in their sole discretion, divide, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock in any manner that complies with this Section 10(a) and such item of Indebtedness, Disqualified Stock or Preferred Stock shall be treated as having been Incurred pursuant to only one of the clauses in Section 10(a)(i), but may be Incurred partially under one clause and partially under one or more other clauses. Accrual of interest, the accretion of accreted value, the amortization or accretion of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 10(a) or Section 10(d). Any Indebtedness under a revolving credit or similar facility shall only be deemed to be Incurred at the time funds are borrowed. Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or similar instruments relating to, or Liens securing, Indebtedness which are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided, that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 10(a). Indebtedness that is cash collateralized shall not be deemed to be Indebtedness hereunder to the extent of such cash collateralization. The principal amount of any Disqualified Stock or Preferred Stock will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof.

(b)   Limitation on Restricted Payments.

(i) The Parent Guarantor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Parent Guarantor’s or any of its Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Parent Guarantor (other than (A) dividends, payments or distributions by the Parent Guarantor payable solely in Equity Interests (other than Disqualified Stock) of the Parent Guarantor or in options, warrants or other rights to purchase such Equity Interests, or (B) dividends, payments or distributions by a Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Subsidiary of the Parent Guarantor that is a Wholly Owned Subsidiary of the Parent Guarantor, the Parent Guarantor or a Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase or otherwise acquire or retire for value any Equity Interests of the Parent Guarantor held by any Person other than the Parent Guarantor or a Subsidiary;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (6) and (8) of Section 10(a)(ii)); or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”).

(ii) The provisions of Section 10(b)(i) shall not prohibit:

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(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within sixty (60) days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration such payment or the giving of such notice would have complied with the provisions of this Note (assuming, in the case of a redemption payment, the giving of such notice would have been deemed a Restricted Payment at such time and such deemed Restricted Payment would have been permitted at such time);

(2) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Parent Guarantor or Subordinated Indebtedness of the Company or any Guarantor in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of fractional shares), or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Parent Guarantor or contributions to the equity capital of the Parent Guarantor (other than any Disqualified Stock or any Equity Interests sold to a Guarantor or to an employee stock ownership plan or any trust established by the Company or any Guarantor to the extent funded by the Parent Guarantor and its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); and (B) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Parent Guarantor or to an employee stock ownership plan or any trust established by the Parent Guarantor or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, defeasance, repurchase or other acquisition or retirement of (x) Subordinated Indebtedness of the Company or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company or any Guarantor or (y) Disqualified Stock of the Company or any Guarantor made in exchange for, or out of the proceeds of a substantially concurrent sale of, Disqualified Stock of the Company or any Guarantor, in either case which constitutes Refinancing Indebtedness under Section 10(a)(i)(11);

(4) the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Parent Guarantor held by any future, present or former employee, director or consultant of the Parent Guarantor or any Subsidiary of the Parent Guarantor (or the relevant Person’s estate or beneficiary of such Person’s estate) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $2.5 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for succeeding calendar years up to a maximum of $5.0 million in the aggregate in any calendar year);

(5) (a) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Parent Guarantor or Disqualified Stock or Preferred Stock of the Company or any Guarantor and (b) the payment of any redemption price or liquidation value of any such Disqualified Stock or Preferred Stock when due in accordance with its terms, in each case, Incurred in accordance with Section 10(a);

(6) the declaration and payment of dividends or other distributions or payments to holders of Series A Preferred Shares, Series A Warrants or Series B Warrants pursuant to their terms;

(7) other Restricted Payments in an aggregate amount since the Original Issuance Date not to exceed the greater of (x) $10.0 million and (y) 2.5% of Total Assets at the time of such Restricted Payment;

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants or other rights if such Equity Interests represent a portion of the exercise price of such options or warrants and payments in cash in lieu of the issuance of fractional shares;

(9) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

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(10) the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Guarantor pursuant to provisions similar to those described under Section 5(b); provided that, prior to or concurrently with such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Company (or a third party to the extent permitted by this Note) have satisfied all obligations pursuant to Section 5(b);

(11) distributions or payments of Receivables Fees, sales contributions and other transfers of and purchases of assets pursuant to repurchase obligations, in each case in connection with a Qualified Receivables Financing;

(12) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds from the substantially concurrent contribution to the common equity of the Parent Guarantor or from the substantially concurrent sale (other than to a Subsidiary of the Parent Guarantor) of, Equity Interests (other than Disqualified Stock) of the Parent Guarantor; and

(13) the payment of cash in lieu of the issuance of fractional shares of Equity Interests in connection with any dividend or split of, or upon exercise or conversion of warrants, options or other securities exercisable or convertible into, Equity Interests of the Parent Guarantor or in connection with the issuance of any dividend otherwise permitted to be made.

(iii) For purposes of this Section 10(b), if any Investment or Restricted Payment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Company and the Parent Guarantor may classify such Investment or Restricted Payment in any manner that complies with this covenant and may later reclassify any such Investment or Restricted Payment so long as such Investment or Restricted Payment (as so reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

(c)   Guarantees. The Parent Guarantor may cause any Subsidiary to execute and deliver to the Holder and the holders of the Other Notes, a Guarantee Agreement in the form of Exhibit E attached to the Securities Purchase Agreement pursuant to which such Subsidiary shall guarantee payment of the Notes.

(d)   Limitation on Liens.

(i) Neither the Parent Guarantor nor any of its Subsidiaries may issue, assume or guarantee any Indebtedness secured by a Lien (other than a Permitted Lien) upon any asset or property of the Parent Guarantor or such Subsidiary or on any evidences of Indebtedness or shares of Capital Stock of, or other ownership interests in, any Subsidiary (regardless of whether the asset, property, Indebtedness, Capital Stock or ownership interests were acquired before or after the date hereof).

(ii) For purposes of this Section 10(d), if any Lien would be permitted pursuant to one or more of the exceptions contained in the definition of “Permitted Lien,” the Company and the Parent Guarantor may classify such Lien in any manner that complies with this covenant and may later reclassify any such Lien so long as such Lien (as so reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

(e)   Notices. The Company shall promptly, but in any event within one (1) Business Day, notify the Holder in writing whenever an Event of Default (an “Event of Default Notice”) occurs, and, to the extent required pursuant to Section 24, the Parent Guarantor shall simultaneously with the delivery of such notice to the Holder, file a Current Report on Form 8-K with the SEC to state such fact.

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(f)    Minimum Cash Covenants. The Parent Guarantor (not including its Subsidiaries) shall maintain on deposit unrestricted and unencumbered cash and/or Marketable Securities in an aggregate amount equal to not less than $25,000,000. In addition, Subsidiaries of the Parent Guarantor, other than (x) Acacia Research Group, LLC (“ARG”) and (y) the Subsidiary of the Parent Guarantor, other than ARG, that holds the greatest amount of unrestricted and unencumbered cash and or Marketable Securities, shall maintain on deposit unrestricted and unencumbered cash and/or Marketable Securities in an aggregate amount equal to not less than $25,000,000.

(g)   Non-Guarantor Subsidiaries.

(i) The Parent Guarantor shall not permit any of its Subsidiaries that are not Guarantors (“Non-Guarantor Subsidiaries”) to, directly or indirectly:

(1) Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock and the Parent Guarantor shall not permit any of the Non-Guarantor Subsidiaries to issue any shares of Preferred Stock;

(2) assume or guarantee any Indebtedness secured by a Lien upon any asset or property of such Non-Guarantor Subsidiary or on any evidences of Indebtedness or shares of Capital Stock of, or other ownership interests in, any Non-Guarantor Subsidiary (regardless of whether the asset, property, Indebtedness, Capital Stock or ownership interests were acquired before or after the date hereof);

(3) hire any employees or enter into any leases, except (i) if done by ARG in the ordinary course of business or (ii) if required by applicable law; and

(4)   Except for ARG, engage in any business activities or have any material properties or liabilities, other than (i) activities related to the maintenance of its corporate existence, (ii) activities related to their ordinary course activities of purchasing Intellectual Property, (iii) activities related to their ordinary course activities of retaining legal counsel to represent such non-guarantor subsidiary as a plaintiff in Intellectual Property litigation, (iv) activities to comply with applicable law, (v) transactions among the Parent Guarantor and its Subsidiaries in their ordinary course of business, (vi) with respect to AMO Holdco LLC, Viamet Holdco LLC, Malin J1 Limited and Maudlin Holdings LLC, holding the assets and being party to those agreements listed on Schedule F of the Fourth Supplemental Agreement, and such other assets that AMO Holdco LLC, Viamet Holdco LLC and Maudlin Holdings LLC may hold as a result of dividends, distributions or similar corporate transactions that AMO Holdco LLC, Viamet Holdco LLC, Malin J1 Limited and Maudlin Holdings LLC may be entitled to as a result of holding such assets or ordinary course activities related to holding such assets, and (vii) activities, liabilities and properties incidental to the foregoing clauses (i) through (iv), with all such liabilities in total not to exceed an aggregate of $5,000,000 among all non-guarantor subsidiaries as a whole and $1,000,000 for each non-guarantor subsidiary individually, excluding legal and professional fees and royalty sharing arrangements accrued in the ordinary course of the patent assertion business.

(ii) ARG may maintain a balance of Cash and Marketable Securities of no more than $10,000,000 solely in order to conduct its ordinary course business activities.

(h)   Investment Company Status. Between six (6) Business Days and four (4) Business Days prior to the end of each fiscal quarter beginning with the fiscal quarter ended September 30, 2021, the Parent Guarantor shall deliver a certificate signed by an executive officer of the Parent Guarantor to the Holder certifying that the Company reasonably expects that, following the delivery of the Parent Guarantor’s financial statements for such quarter, neither the Parent Guarantor nor any subsidiary of the Parent Guarantor will be an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, in each case as such terms are defined in the Investment Company Act of 1940, as amended.

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(11)           VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. The affirmative vote of the Required Holders at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, shall be required for any change or amendment or waiver of any provision to this Note, any of the Other Notes or any of the Additional Company Notes. Any change, amendment or waiver by the Company and the Required Holders shall be binding on the Holder of this Note and all holders of the Other Notes and the Additional Company Notes. No consideration shall be offered or paid to any of the holders of Notes or Additional Company Notes to amend or waive or modify any provision of the Notes, unless the same consideration (other than the reimbursement of legal fees) is also offered to all of the holders of Notes and Additional Notes. This provision constitutes a separate right granted to each of the holders of Notes and Additional Notes by the Company and shall not in any way be construed as such holders acting in concert or as a group with respect to the purchase, disposition or voting of securities or otherwise.

(12)           TRANSFER. The Holder may offer, sell, assign or transfer all or any portion of this Note and the accompanying rights hereunder without the consent of the Company, subject only to the provisions of Section 2(f) of the Securities Purchase Agreement.

(13)           REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will within five (5) Business Days of such surrender, issue and deliver upon the order of the Holder a new Note (in accordance with Section 13(d) and subject to Section 3), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 13(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3 following cancellation pursuant to Section 26 or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form (but without any obligation to post a surety or other bond) and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 13(d)) representing the outstanding Principal within five (5) Business Days of receipt of such evidence.

(c)   Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes within five (5) Business Days of such surrender (in accordance with Section 13(d)) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)   Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 13(a) or Section 13(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges, if any, on the Principal and Interest of this Note, from the Issuance Date.

(14)           REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company or the Parent Guarantor to comply with the terms of this Note. The Company and the Parent Guarantor covenant to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, redemption and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company or the Parent Guarantor (or the performance thereof). Each of the Company and the Parent Guarantor acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company and the Parent Guarantor therefore agree that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

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(15)           PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or the Parent Guarantor or other proceedings affecting Company creditors’ rights or the Parent Guarantor creditors’ rights and involving a claim under this Note, then the Company shall pay (and the Parent Guarantor shall cause the Company to pay) the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(16)           CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the Parent Guarantor and all the Buyers and shall not be construed against any Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(17)           FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(18)           DISPUTE RESOLUTION. In the case of a dispute as to the arithmetic calculation of any Redemption Price, the Company shall pay the applicable Redemption Price that is not disputed, and the Company shall submit the disputed arithmetic calculations within two (2) Business Days of the delivery of the Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within three (3) Business Days of such disputed arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit the disputed arithmetic calculation of any Redemption Price to an independent, outside accountant, selected by the Holder and approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed. The Company, at its expense, shall cause the accountant to perform the calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed calculations. Such accountant’s calculation shall be binding upon all parties absent demonstrable error.

(19)           NOTICES; PAYMENTS.

(a)   Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company or the Parent Guarantor (as applicable) shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company or the Parent Guarantor (as applicable) shall give written notice to the Holder at least ten (10) Business Days prior to the date on which the Company or the Parent Guarantor (as applicable) closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event.

(b)   Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America via wire transfer of immediately available funds to an account designated by the Holder; provided, that the Holder, upon written notice to the Company, may elect to receive a payment of cash in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Buyers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement). Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amount due under the Transaction Documents which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of six percent (6.0%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

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(20)           CANCELLATION. After all Principal, any accrued Interest and any other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled and shall not be reissued, sold or transferred.

(21)           WAIVER OF NOTICE. To the extent permitted by law, the Company and the Parent Guarantor hereby waive demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

(22)           GOVERNING LAW; JURISDICTION; JURY TRIAL. This Note shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each of the Company and the Parent Guarantor hereby irrevocably (i) submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper, and (ii) irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company and the Parent Guarantor at the address set forth with respect to the Parent Guarantor in Section 9(f) of the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company or the Parent Guarantor in any other jurisdiction to collect on the Company’s or the Parent Guarantor’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. EACH OF THE COMPANY AND PARENT GUARANTOR HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

(23)           Severability. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the Company, the Parent Guarantor and the Holder as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the Company, the Parent Guarantor or the Holder or the practical realization of the benefits that would otherwise be conferred upon the Company, the Parent Guarantor or the Holder. The Company, the Parent Guarantor and the Holder will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(24)           DISCLOSURE. Except if an individual affiliated with the Holder serves on the Board, including pursuant to the Governance Agreement, upon receipt or delivery by the Parent Guarantor of any notice in accordance with the terms of this Note, unless the Parent Guarantor has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Parent Guarantor or any of its Subsidiaries, the Parent Guarantor shall contemporaneously with any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Parent Guarantor believes that a notice contains material, nonpublic information relating to the Parent Guarantor or any of its Subsidiaries, the Parent Guarantor so shall indicate to the Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Parent Guarantor or any of its Subsidiaries.

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(25)           USURY. This Note is subject to the express condition that at no time shall the Company be obligated or required to pay interest hereunder at a rate or in an amount which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum interest rate or amount which the Company is permitted by applicable law to contract or agree to pay. If by the terms of this Note, the Company is at any time required or obligated to pay interest hereunder at a rate or in an amount in excess of such maximum rate or amount, the rate or amount of interest under this Note shall be deemed to be immediately reduced to such maximum rate or amount and the interest payable shall be computed at such maximum rate or be in such maximum amount and all prior interest payments in excess of such maximum rate or amount shall be applied and shall be deemed to have been payments in reduction of the principal balance of this Note.

(26)           NO CANCELLATION IN CONNECTION WITH SERIES B WARRANT EXERCISE. For the avoidance of doubt, no portion of the Principal amount outstanding under this Note is permitted to be surrendered to the Company for cancellation in payment of the Other Exercise Price.

(27)           CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a)   “Acquired Indebtedness” means, with respect to any specified Person:

(i) Indebtedness of any other Person existing at the time such other Person (a) is merged with or into (or consolidated or otherwise combined with the Parent Guarantor or any Subsidiary) or (b) became a Subsidiary of such specified Person, and

(ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, including Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

(b)   “Additional Closing Date” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(c)   “Additional Company Notes” means: (i) all Senior Secured Notes, if any, issued by the Company pursuant to the Securities Purchase Agreement on an Additional Closing Date that is not the Issuance Date, (ii) all Senior Secured Notes, if any, issued by the Company in an Exchange (as defined in the Certificate of Designations).

(d)   “Additional Notes” means the Additional Company Notes and the Additional Parent Guarantor Notes.

(e)   “Additional Parent Guarantor Notes” means: (i) all Senior Secured Notes, if any, issued by the Parent Guarantor pursuant to the Securities Purchase Agreement on an Additional Closing Date that is not the Issuance Date, (ii) all Senior Secured Notes, if any, issued by the Parent Guarantor in an Exchange (as defined in the Certificate of Designations) and (iii) all Stockholders Notes.

(f)   “Additional Securities” means (i) the Additional Notes and (ii) all Series A Preferred Shares issued by the Parent Guarantor pursuant to the Securities Purchase Agreement on the Initial Closing Date.

(g)   “Affiliate” shall have the meaning ascribed to such term in Rule 405 of the Securities Act.

(h)   “Approved Investment” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

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(i)   “Available Amount Basket” means an amount equal to (i) $100,000,000 minus (ii) the amount of (A) Permitted Debt then outstanding incurred pursuant to Section 10(a)(i)(1) or Section 10(a)(i)(22), (B) the cumulative amount of all liabilities of any Non-Guarantor Subsidiaries, including any liabilities of such Non-Guarantor Subsidiaries appearing on the balance sheet of the Parent Guarantor as of the latest date for which financial statements are available and any liabilities of any Non-Guarantor Subsidiaries to the Parent Guarantor or any other Subsidiary of the Parent Guarantor and (C) the aggregate amount of cash, Cash Equivalents and Marketable Securities held by Non-Guarantor Subsidiaries.

(j)   “Board” means the Board of Directors of the Parent Guarantor.

(k)   “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(l)   “Buyer” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(m)   “Capital Stock” means:

(i) in the case of a corporation, corporate stock;

(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

(n)   “Cash Equivalents” means:

(i) U.S. Dollars, pounds sterling, euros, the national currency of any participating member state of the European Union or, in the case of any foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(ii) securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding two (2) years from the date of acquisition;

(iii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(iv) repurchase obligations for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;

(v) commercial paper issued by a corporation (other than an Affiliate of the Parent Guarantor) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

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(vi) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two (2) years from the date of acquisition;

(vii) Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two (2) years from the date of acquisition; and

(viii) investment funds investing at least 95% of their assets in securities of the types described in clauses (i) through (vii) above.

(o)   “Certificate of Designations” has the meaning ascribed to such term in the Securities Purchase Agreement.

(p)   “Change of Control” means any Fundamental Transaction, other than (i) an Approved Investment, (ii) any reorganization, recapitalization or reclassification of Common Stock in which holders of the Parent Guarantor’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification or (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Parent Guarantor; provided, however, that a Change of Control will be deemed not to have occurred if ninety percent (90%) or more of the consideration in the transaction or transactions which otherwise would constitute a Change of Control consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded or to be traded immediately following such transaction on an Eligible Market.

(q)   “Collateral” shall have the meaning ascribed to such term in the Security Documents.

(r)   “Collateral Agent” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(s)   “Common Stock” means (i) the Parent Guarantor’s shares of common stock, par value $0.001 per share and (ii) any capital stock into which such Common Stock shall be changed or any capital stock resulting from a reorganization, recapitalization or reclassification of such Common Stock.

(t)   “Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

(u)   “Credit Facilities” means one or more debt facilities or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

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(v)   “Customary Intercreditor Agreement” means (a) to the extent executed in connection with the incurrence or assumption of secured Indebtedness, the Liens on the Collateral securing such Indebtedness which are intended to rank equal in priority to the Liens on the Collateral securing the Securities and the Guarantees (but without regard to the control of remedies), a customary intercreditor agreement in form and substance reasonably acceptable to the Required Holders and the Company, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Securities and the Guarantees (but without regard to the control of remedies) and (b) to the extent executed in connection with the incurrence or assumption of secured Indebtedness, the Liens on the Collateral securing such Indebtedness which are intended to rank junior (or senior, as applicable) in priority to the Liens on the Collateral securing the Securities and the Guarantees, a customary intercreditor agreement in form and substance reasonably acceptable to the Required Holders and the Company, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior (or senior, as applicable) in priority to the Lien on the Collateral securing the Securities and the Guarantees.

(w)   “Designee” means Starboard Value LP or any of its Affiliates.

(x)   “Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(i) matures or is mandatorily redeemable for cash or in exchange for Indebtedness, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Notes and the Additional Notes and any purchase requirement triggered thereby may not become operative until (or contemporaneously with) compliance with the asset sale and change of control provisions applicable to the Notes and the Additional Notes (including the purchase of any Notes and Additional Notes tendered pursuant thereto)),

(ii) is convertible or exchangeable for Indebtedness or Disqualified Stock at the option of the holder thereof, or

(iii) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to ninety one (91) days after the maturity date of the Notes and the Additional Notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Parent Guarantor, the Company or any of their respective Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent Guarantor or the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

(y)   “Eligible Market” means the Principal Market, The New York Stock Exchange, The Nasdaq Capital Market, The Nasdaq Global Market, the NYSE American, the London Stock Exchange, including the AIM, or the Euronext Stock Exchange.

(z)   “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock other than the Stockholders Notes).

(aa)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(bb)   “Exchange Agreement” means that certain Exchange Agreement dated as of June 30, 2020 by and among the Company, the Parent Guarantor and the Designee.

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(cc)   “Exchanged Notes” means those certain senior secured notes issued by the Parent Guarantor pursuant to the Securities Purchase Agreement on the Original Issuance Date that were exchanged for the Notes by the holders thereof on the Issuance Date.

(dd)   “Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction, as determined by the Company in its good faith discretion. “Fair Market Value” may be (but need not be) conclusively established by means of resolutions of the Board setting out such Fair Market Value as determined by the Board in good faith.

(ee)   “Finance Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a finance lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP as in effect as of the applicable time of determination.

(ff)   “Fundamental Transaction” means (A) that the Parent Guarantor or the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Parent Guarantor or the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Parent Guarantor, the Company or any of their respective “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Parent Guarantor or the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of more than either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the outstanding shares of Common Stock, or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) more than 50% of the outstanding shares of Common Stock, (y) more than 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its Common Stock, (B) that the Parent Guarantor or the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) more than 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock, (y) more than 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock not held by all such Subject Entities as of the Subscription Date calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Parent Guarantor or the Company, as applicable, sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Parent Guarantor or the Company, as applicable, to surrender their shares of Common Stock without approval of the stockholders of the Parent Guarantor or the Company, as applicable, or (C) that the Parent Guarantor or the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

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(gg)   “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, in the United States, consistently applied during the periods involved. For the avoidance of doubt the terms “consolidated” and “Consolidated” with respect to any Person shall mean such Person consolidated with its Subsidiaries.

(hh)   “Governance Agreement” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(ii)   “Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(jj)   “Guarantee” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(kk)   “Guarantor” shall have the meaning ascribed to such term in the Securities Purchase Agreement. For the avoidance of doubt, as of the Issuance Date the Parent Guarantor is the sole Guarantor.

(ll)   “Hedging Obligations” means, with respect to any Person, the obligations of such Person under (1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and (2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

(mm)    “Incur” (including, with correlative meaning, the term “Incurrence”) means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Equity Interests of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

(nn)   “Indebtedness” means, with respect to any Person, without duplication: (1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), with the amount of letters of credit and bankers’ acceptances being the amount equal to the amount available to be drawn, (c) representing the deferred and unpaid purchase price of any property (except trade payables and similar obligations) which purchase price is due more than one year after the later of the date of placing the property in service or taking delivery and title thereto, or (d) in respect of Finance Lease Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP as in effect on the applicable date of determination; (2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and (3) to the extent not otherwise included, the principal component of Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person.

(oo)   “Initial Closing Date” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(pp)   “Intellectual Property” has the meaning ascribed to such term in the Security Agreement.

(qq)   “Interest Rate” means 6.00% per annum, subject to adjustment as set forth in Section 2.

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(rr)   “Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and suppliers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person.

(ss)   “Investment Grade Securities” means:

(i) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two (2) years from the date of acquisition,

(ii) securities that have a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or, if Moody’s or S&P ceases to rate the securities for reasons outside of the Company’s control, an equivalent rating by any other “nationally recognized statistical rating organization,” as such term is defined under Section 3(a)(62) under the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, as the case may be,

(iii) investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(iv) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two (2) years from the date of acquisition.

(tt)   “Lien” means any mortgage, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, security interest, lien (statutory or otherwise), or preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease be deemed to constitute a Lien.

(uu)   “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Parent Guarantor or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Parent Guarantor and its Subsidiaries taken as a whole, in a single transaction or series of transactions, or adoption of any plan for the same.

(vv)   “Make-Whole Amount” means the excess of:

(1) the present value at such Change of Control Redemption Date of (i) the applicable Redemption Amount of the Notes being redeemed, plus (ii) all required Interest payments due on such Notes through the Maturity Date (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such Change of Control Redemption Date plus 50 basis points; over

(2) the then outstanding Principal amount of this Note.

(ww)   “Marketable Securities” means, any readily marketable equity securities (i) that are traded on an Eligible Market or the Principal Market, (ii) that are eligible for sale without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act, (iii) that are not subject to any trading restriction by virtue of possession by the Parent Guarantor or any Subsidiary of any material, nonpublic information about the issuer of such equity securities, (iv) with respect to which the Parent Guarantor or any Subsidiary is not filing a Schedule 13D pursuant to Section 13 of the Exchange Act and the rules and regulations promulgated thereunder, (v) with respect to which the Parent Guarantor or any Subsidiary is not subject to Section 16 of the Exchange Act and (vi) that are issued by an issuer having a total equity market capitalization of not less than $75,000,000.

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(xx)   “Moody’s” means Moody’s Investors Services, Inc. or any successor to the rating agency business thereof.

(yy)   “Obligations” means any principal, interest, premium, if any, penalties, fees, indemnifications, reimbursements, expenses, damages or other liabilities or amounts payable under the documentation governing or otherwise in respect of any Indebtedness.

(zz)   “Obligors” means the Company, the Guarantors and the Pledged Subsidiaries.

(aaa)   “Officer” means, with respect to any Person, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President (whether or not designated by a number or a word or words added before or after the title “Vice President”), the Treasurer, the Secretary or the Assistant Secretary of such Person, or any direct or indirect parent of such Person, as applicable, or other Person performing such functions, regardless of title or designated as an “Officer” by the Board of Directors for purposes of this Note.

(bbb)   “Officer’s Certificate” means a certificate signed on behalf of the Company and the Parent Guarantor by an Officer of the Company and an Officer of the Parent Guarantor and delivered to the Holder.

(ccc)   “Original Issuance Date” means June 4, 2020.

(ddd)   “Other Exercise Price” shall have the meaning ascribed to such term in the Series B Warrants.

(eee)   “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common capital stock or equivalent equity security is quoted or listed on an Eligible Market (or, if so elected by the Required Holders, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or such entity designated by the Required Holders or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(fff)   “Parent Guarantee” means that certain guarantee agreement entered into by the Parent Guarantor as of the Issuance Date.

(ggg)   “Parent Guarantor” means Acacia Research Corporation, a Delaware corporation.

(hhh)    “Permitted Investments” means:

(i) any Investment in the Parent Guarantor or the Company (including the Notes and the Additional Notes);

(ii) any Investment in cash or Cash Equivalents, Investment Grade Securities or Marketable Securities, provided that such assets constitute Collateral;

(iii) any Approved Investment;

(iv) any Investment (x) existing on the Subscription Date, (y) made pursuant to binding commitments (whether or not subject to conditions) in effect on the Subscription Date or (z) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y), provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended unless required by the terms of the Investment or otherwise permitted hereunder;

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(v) any Investment acquired by the Parent Guarantor or any of its Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Parent Guarantor or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Parent Guarantor or such other Investment or accounts receivable, (b) in satisfaction of judgments against other Persons, or (c) as a result of a foreclosure by the Parent Guarantor or any of its Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(vi) Hedging Obligations entered into (1) for the purpose of fixing, managing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Note to be outstanding; (2) for the purpose of fixing, managing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing, managing or hedging commodity price risk with respect to any commodity purchases;

(vii) Investments the payment for which consists of Equity Interests of the Parent Guarantor (other than Disqualified Stock);

(viii) guarantees issued in accordance with Section 10(a);

(ix) any Investment by (A) the Company in the Parent Guarantor, (B) Guarantors in other Guarantors or (C) Pledged Subsidiaries (other than the Company and any Guarantor) in other Pledged Subsidiaries; provided that such Pledged Subsidiary into which such Investment is made has no material third-party liabilities and is not engaging in any activities or aware of any event that would reasonably be expected to lead to a material third-party liability;

(x) Investments consisting of purchases and acquisitions of (i) inventory, supplies, materials and equipment by a Guarantor, (ii) Intellectual Property assets or (iii) contract rights, royalty rights, revenue streams, licenses or leases of Intellectual Property, in each case in the ordinary course of business and, with respect to clauses (ii) and (iii), in an aggregate amount since the Original Issuance Date not to exceed $50,000,000;

(xi) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of cash, a Purchase Money Note, contribution of additional receivables or an equity interest;

(xii) Investments of a Guarantor acquired after the Subscription Date or of an entity merged into or consolidated with a Guarantor in a transaction that is not prohibited by Section 5(a) after the Subscription Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(xiii) Investments in receivables owing to the Parent Guarantor or any Subsidiary created or acquired in the ordinary course of business;

(xiv) advances in the form of a prepayment of expense to vendors, suppliers and trade creditors consistent with their past practices, so long as such expenses were incurred in the ordinary course of business;

(xv) Investment in or repurchases of this Note, the Other Notes, the Additional Notes, the Series A Preferred Shares or the Warrants;

(xvi) Investments resulting from the acquisition of a Person, otherwise permitted by this Note, which Investments at the time of such acquisition were held by the acquired Person and were not acquired in contemplation of the acquisition of such Person;

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(xvii) Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Note; and

(xviii) contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Parent Guarantor.

(iii)   “Permitted Liens” means, with respect to any Person:

(i) Liens existing on the Subscription Date;

(ii) Liens affecting property of a corporation or other entity existing at the time it becomes a Subsidiary or at the time it is merged into or consolidated with the Parent Guarantor or a Subsidiary (provided that such Liens are not incurred in connection with, or in contemplation of, such entity becoming a Subsidiary or such merger or consolidation and do not extend to or cover property of the Parent Guarantor or any Subsidiary other than property of the entity so acquired or which becomes a Subsidiary);

(iii) Liens (including purchase money Liens) existing at the time of acquisition thereof on property acquired after the Subscription Date or to secure Indebtedness Incurred prior to or, at the time of the acquisition thereof for the purpose of financing all or part of the purchase price of property acquired after the Subscription Date (provided that such Liens do not extend to or cover any property of the Parent Guarantor or any of its Subsidiaries other than the property so acquired);

(iv) Liens on any property acquired, developed, constructed or otherwise improved by the Parent Guarantor or any Subsidiary of the Parent Guarantor (including Liens on the Equity Interests of any Subsidiary of the Parent Guarantor and substantially all assets of such Subsidiary, in each case to the extent such property constitutes substantially all of the business of such Subsidiary) to secure or provide for the payment of any part of the purchase price of the property or the cost of the development, construction or improvement thereof (including architectural, engineering, financing, consultant, advisor and legal fees and preopening costs), or any Indebtedness incurred to provide funds for such purposes, or any Lien on any such property existing at the time of acquisition thereof;

(v) Liens which secure Indebtedness or other obligations of a Guarantor owing to a Guarantor permitted to be Incurred in accordance with Section 10(a), which may be senior, pari passu or junior in right of payment and priority to the security interests established by the Security Documents in accordance with a Customary Intercreditor Agreement;

(vi) Liens to government entities, including pollution control or industrial revenue bond financing;

(vii) Liens required by any contract or statute in order to permit the Parent Guarantor or a Subsidiary of the Parent Guarantor to perform any contract or subcontract made by it with or at the request of a governmental entity;

(viii) mechanic’s, materialman’s, carrier’s or other like Liens, arising in the ordinary course of business;

(ix) Liens for taxes or assessments and similar charges;

(x) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property and certain other minor irregularities of title;

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(xi) Liens required by an escrow agreement in connection with the incurrence of Indebtedness otherwise permitted under this Agreement;

(xii) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(xiii) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(xiv) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Parent Guarantor or any of its Subsidiaries;

(xv) Liens securing cash management services (and other “bank products”) in the ordinary course of business;

(xvi) Liens on equipment of the Parent Guarantor or any Subsidiary of the Parent Guarantor granted in the ordinary course of business to the Parent Guarantor’s or such Subsidiary’s client or supplier at which such equipment is located;

(xvii) Liens securing Indebtedness incurred pursuant to clause (1) of Section 10(a)(i) plus in the case of any such Indebtedness that is amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed which is secured by a Lien permitted under this clause (xvii) or a portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such amendment, extension, renewal, restatement, refunding, replacement, refinancing, supplement, modification or change;

(xviii) Liens securing the Securities and the Guarantees;

(xix) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(xx) (a) judgment and attachment Liens and Liens arising out of decrees, orders and awards, in each case, to the extent not giving rise to an Event of Default and (b) notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings that have the effect of preventing the forfeiture or sale of the property or assets subject to such notices and rights and for which adequate reserves have been made to the extent required by GAAP;

(xxi) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an asset sale permitted under this Note;

(xxii) Liens securing Indebtedness permitted under clause (22) of the definition of Permitted Debt; and

(xxiii) any extension, renewal, replacement, restructuring, refinancing or other modification of any Indebtedness secured by a Lien permitted by any of the foregoing clauses (i) through (xxii).

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(jjj)   “Person” means an individual, a limited liability company, a partnership (limited or general), a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(kkk)   “Pledged Subsidiaries” means those certain Subsidiaries whose Equity Interests (as defined in the Security Documents) are Pledged Shares (as defined in the Security Documents).

(lll)   “Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

(mmm)   “Principal Market” means The Nasdaq Global Select Market.

(nnn)   “Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Parent Guarantor or any Subsidiary of the Parent Guarantor to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

(ooo)    “Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(i) the Board shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Parent Guarantor and the Receivables Subsidiary,

(ii) all sales of accounts receivable and related assets to and by the Receivables Subsidiary are made at Fair Market Value, and

(iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Parent Guarantor) and may include Standard Securitization Undertakings.

(ppp)   “Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Subsidiary in connection with, any Receivables Financing.

(qqq)   “Receivables Financing” means any transaction or series of transactions pursuant to which the Parent Guarantor or any of its Subsidiaries may sell, convey or otherwise transfer to a Person, or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Parent Guarantor or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations pursuant to a Swap Contract entered into by the Parent Guarantor or any such Subsidiary in connection with such accounts receivable.

(rrr)   “Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

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(sss)   “Receivables Subsidiary” means a Wholly Owned Subsidiary of the Parent Guarantor (or other Person formed for the purposes of engaging in a Qualified Receivables Financing with the Parent Guarantor or any of its Subsidiaries in which the Parent Guarantor or such Subsidiary makes an Investment and to which the Parent Guarantor or such Subsidiary transfers accounts receivable and related assets) which engages in no activities other than in connection with the Receivables Financing, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business and which is designated by the Board (as provided below) as a Receivables Subsidiary and:

(i) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (x) is guaranteed by the Parent Guarantor or any of its Subsidiaries (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (y) is recourse to or obligates the Parent Guarantor or any of its Subsidiaries (other than such Receivables Subsidiary) in any way other than pursuant to Standard Securitization Undertakings, or (z) subjects any property or asset of the Parent Guarantor or any of its Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(ii) with which neither the Parent Guarantor nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms which the Parent Guarantor reasonably believes to be no less favorable to the Parent Guarantor or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Parent Guarantor or such Subsidiary, and

(iii) to which neither the Parent Guarantor nor any of its Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

(iv) Any such designation by the Board or such other Person shall be evidenced to the Holder by delivery to the Holder of a certified copy of the resolution of the Board or such other Person giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

(ttt)   “Redemption Amount” means the sum of (A) the portion of the Principal to be redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid Interest with respect to such Principal and (C) accrued and unpaid Late Charges, if any, with respect to such Principal and Interest.

(uuu)   “Redemption Dates” means, collectively, each Event of Default Redemption Date and each Change of Control Redemption Date, each of the foregoing, individually, a “Redemption Date”.

(vvv)   “Redemption Notices” means, collectively, each Event of Default Redemption Notice and each Change of Control Redemption Notice, each of the foregoing, individually, a “Redemption Notice”.

(www)   “Redemption Prices” means, collectively, each Event of Default Redemption Price and each Change of Control Redemption Price, each of the foregoing, individually, a “Redemption Price”.

(xxx)   “Registrable Securities” shall have the meaning ascribed to such term in the Registration Rights Agreement.

(yyy)   “Registration Rights Agreement” means that certain registration rights agreement dated as of the Subscription Date by and among the Parent Guarantor and the Buyers, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

(zzz)   “Registration Statement” shall have the meaning ascribed to such term in the Registration Rights Agreement.

(aaaa)   “Related Fund” means, with respect to any Person, a fund or account managed by such Person or an Affiliate of such Person.

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(bbbb)   “Required Holders” means the holders of Notes and Additional Company Notes representing at least a majority of the aggregate principal amount of the Notes and Additional Company Notes then outstanding and shall include the Designee so long as the Designee and/or any of its Affiliates holds any Notes and/or Additional Company Notes.

(cccc)   “Restricted Investment” means an Investment other than a Permitted Investment.

(dddd)   “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

(eeee)   “SEC” means the United States Securities and Exchange Commission.

(ffff)   “Securities Act” means the Securities Act of 1933, as amended.

(gggg)   “Securities Purchase Agreement” means that certain securities purchase agreement, dated as of the Subscription Date, by and among the Parent Guarantor and the Buyers of the Notes pursuant to which the Parent Guarantor or the Company, as applicable, issued the Notes, the Additional Securities and the Warrants, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

(hhhh)   “Security Documents” shall have the meaning ascribed to such term in the Securities Purchase Agreement, and shall include the New Pledge Agreement, the New Security Agreement and the Parent Guarantee, each as defined in the Exchange Agreement.

(iiii)   “Series A Preferred Shares” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(jjjj)   “Series A Warrants” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

(kkkk)   “Series B Warrants” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

(llll)   “SPA Notes” means all Senior Secured Notes issued by the Parent Guarantor or any Subsidiary pursuant to the Securities Purchase Agreement on an Additional Closing Date.

(mmmm)   “Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Parent Guarantor and its Subsidiaries which the Parent Guarantor has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

(nnnn)   “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable.

(oooo)   “Stated Value” shall have the meaning ascribed to such term in the Certificate of Designations.

(pppp)   “Stockholders Notes” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(qqqq)   “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

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(rrrr)   “Subordinated Indebtedness” means (a) with respect to the Parent Guarantor, any Indebtedness of the Parent Guarantor which is by its terms subordinated in right of payment to the Notes, the Additional Notes and the Parent Guarantee, and (b) with respect to any Guarantor other than the Parent Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

(ssss)   “Subscription Date” means November 18, 2019.

(tttt)   “Subsidiary” shall have the meaning ascribed to such term in the Securities Purchase Agreement. Unless otherwise indicated herein, all references to Subsidiaries shall mean Subsidiaries of the Parent Guarantor.

(uuuu)   “Successor Entity” means one or more Person or Persons (or, if so elected by the Required Holders, the Parent Guarantor or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons (or, if so elected by the Required Holders, the Parent Guarantor or the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(vvvv)   “Supplemental Agreement” means that certain Supplemental Agreement dated as of June 4, 2020 by and between the Parent Guarantor and the Designee.

(wwww)   “Swap Contracts” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

(xxxx)   “Total Assets” means at any date, the total assets of the Parent Guarantor and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, excluding any assets that do not constitute Collateral.

(yyyy)   “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock on such day, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

(zzzz)   “Transaction Documents” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(aaaaa)   “Transfer Agent” means Computershare Trust Company, N.A. or such other agent or agents of the Parent Guarantor as may be designated by the Board as the transfer agent for the Common Stock.

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(bbbbb)   “Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two (2) Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term of the Notes to the Maturity Date; provided, however, that if the then remaining term of the Notes to the Maturity Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that, if the then remaining term of the Notes to the Maturity Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

(ccccc)   “Warrants” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

(ddddd)   “Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

(eeeee)   “Wholly Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company and the Parent Guarantor have caused this Note to be duly executed as of the Issuance Date set out above.

Merton Acquisition HoldCo LLC

By:_________________________________
Name: Richard Rosenstein
Title: Chief Financial Officer

Acacia Research Corporation

By:_________________________________
Name: Richard Rosenstein
Title: Chief Financial Officer

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